                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-65886
PRICING SUPPLEMENT NO. 3
DATED MARCH 13, 2002 TO
PROSPECTUS DATED AUGUST 9, 2001
AND PROSPECTUS SUPPLEMENT DATED DECEMBER 13, 2001

                      AMERICAN GENERAL FINANCE CORPORATION
                           MEDIUM-TERM NOTES, SERIES G
                                  (FIXED RATE)
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Principal Amount: $250,000,000                                                 Original Issue Date: March 18, 2002
Agent's Discount or Commission: $802,500                                       Stated Maturity: March 15, 2007
Net Proceeds to Issuer: $249,145,000                                           Interest Rate: 5.75%
Form:       [ x ] Book-Entry                                                   CUSIP No.: 02635PRK1
            [   ] Certificated
            The notes are being placed through or purchased by the Agent listed below:
            Bank of America Securities LLC                  $250,000,000       Capacity:   [ ] Agent   [x] Principal



If as Agent:    The notes are being offered at a fixed initial public offering price of __% of principal amount.

If as Principal:
[   ] The notes are being offered at varying prices related to prevailing market prices at the time of resale.
[ x ] The notes are being offered at a fixed initial public offering price of 99.979% of principal amount.

Interest Payment Date(s): March 15 and September 15, commencing September 15,
                          2002

Redemption Provisions:
    [ x ]      The notes cannot be redeemed prior to the Stated Maturity.
    [   ]      The notes may be redeemed prior to the Stated Maturity.
               Initial Redemption Date:
               Initial Redemption Percentage:___%
               Annual Redemption Percentage Reduction:___%

Optional Repayment Provisions:
    [ x ]       The notes cannot be repaid prior to the Stated Maturity.
    [   ]       The notes can be repaid prior to the Stated Maturity at the option of the holder of the notes.
                Optional Repayment Date(s):

Other Provisions:  None.

We are offering the notes on a continuing basis through Banc of America Securities LLC, Banc One Capital Markets, Inc., Goldman, Sachs & Co., JPMorgan, Morgan Stanley, Salomon Smith Barney and Wachovia Securities, as agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See "Plan of Distribution" in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted $850,000,000 aggregate principal amount of offers to purchase notes.
                          ----------------------------

In December, 2001, we began to manage our leverage of debt to tangible equity to 7.5 to 1. Previously, we managed that leverage to 6.5 to 1. To effect the change, on December 27, 2001, we paid a dividend to our parent in the amount of $245 million.
                          ----------------------------

  Certain unaudited consolidated financial information for American General Finance Corporation for and as of the years ended December 31, 2001 and 2000 is as follows (dollar amounts in millions):



                                                                       For the Year
                                                                     Ended December 31
                                                       ----------------------------------------------
                                                               2001                     2000
                                                       ---------------------    ---------------------
  Total Revenues                                                     $1,975                   $1,903

  Interest Expense                                                      620                      677
  Operating Expenses                                                    530                      526
  Provision for Finance Receivable Losses                               285                      203
  Insurance Losses and Loss Adjustments                                  88                       88
  Other Charges                                                          58                       --
                                                       ---------------------    ---------------------

  Total Expenses                                                      1,581                    1,494

  Income Before Provision for Income Taxes                              394                      409
  Provision for Income Taxes                                            141                      149
                                                       ---------------------    ---------------------

  Net Income                                                           $253                     $260
                                                       =====================    =====================


  Finance Charge Yield                                               14.62%                   14.19%
  Charge-off Ratio                                                    2.27%                    1.82%


  Charge-off Ratios
  -----------------
  Real Estate Loans                                                   0.69%                    0.64%
  Non-Real Estate Loans                                               5.87%                    4.66%
  Retail Sales Finance                                                2.83%                    2.18%
                                                       ---------------------    ---------------------
  Total Finance Receivables                                           2.27%                    1.82%





                                                                 December                 December
                                                                 31, 2001                 31, 2000
                                                              ---------------         ---------------

  Total Assets                                                       $13,448                 $13,193

  Net Finance Receivables
  -----------------------
  Real Estate Loans                                                   $7,445                  $7,041
  Non-Real Estate Loans                                                2,866                   2,970
  Retail Sales Finance                                                 1,408                   1,417
                                                              ---------------         ---------------
  Total Finance Receivables                                          $11,719                 $11,428

  Allowance for Finance Receivable Losses
  ---------------------------------------
  Balance at End of Period                                              $439                    $373
  As a Percentage of Net Finance Receivables                           3.74%                   3.26%

  60-Day+ Delinquency Ratios
  --------------------------
  Real Estate Loans                                                    3.34%                   3.36%
  Non-Real Estate Loans                                                5.22%                   4.40%
  Retail Sales Finance                                                 2.55%                   1.92%
                                                              ---------------         ---------------
  Total Finance Receivables                                            3.73%                   3.45%


                          ----------------------------


  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.